LIFELOCK, INC.
EXECUTIVE PERFORMANCE BONUS PLAN
Effective January 1, 2016
ESTABLISHMENT AND PURPOSE
1.1 Purpose. LifeLock, Inc. hereby establishes the LifeLock, Inc. Executive Performance Bonus Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating eligible executives to achieve the Company’s financial, strategic and operating objectives. The Plan provides executives with the ability to earn incentive awards for the achievement of goals relating to the performance of the Company and its business units. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Code Section 162(m).
1.2 Effective Date. The Plan is effective as of January 1, 2016 (the “Effective Date”), subject to the approval of a majority of the shares of the Company’s common stock who are present in person or by proxy and entitled to vote at the 2016 Annual Meeting of Stockholders.
SECTION 2
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is explicitly assigned to them for a particular section or the Plan:
2.1 “Actual Award” means as to any Performance Period, the actual amount (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula.
2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
2.3 “Base Salary” means as to any Performance Period, 100% of the Participant’s annual salary rate on the last day of the Performance Period. Base Salary shall be determined without regard to deductions for taxes or other items and before any deferrals of compensation under any Company or Affiliate sponsored plan.
2.4 “Board” means the Company’s Board of Directors.
2.5 “Brand Metrics” means objective and measurable goals for maintaining and enhancing the image, reputation or standing of the Company and/or its products, (including but not limited to) marketing effectiveness and efficiency.
2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.7 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan. As of the Effective Date and until otherwise determined by the Board, the Compensation Committee of the Board shall serve as the Committee.
2.8 “Company” means LifeLock, Inc., a Delaware corporation.
2.9 “Determination Date” means the latest possible date that is intended to not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.10 “Disability” means a permanent and total disability determined in accordance with standards adopted by the Committee from time to time.
2.11 “Earnings” means income.
2.12 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.
2.13 “Fiscal Year” means the fiscal year of the Company.
2.14 “Maximum Award” means as to any Participant for all Performance Periods ending during a Fiscal Year, $5 million. The Maximum Award is the maximum amount which may be earned by a Participant for all Performance Periods ending during that Fiscal Year.
2.15 “Member Metrics” means objective and measurable goals that relate to the acquisition, retention and/or satisfaction of members or customers of the Company’s products or services.
2.16 “Participant” means as to any Performance Period, an executive of the Company or of an Affiliate who has been selected by the Committee for participation in the Plan for that Performance Period.
2.17 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards, if any, to be paid to Participants. The formula or matrix may differ from Participant to Participant.
2.18 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its discretion, to be applicable to a Participant for a Performance Period. As determined by the Committee (in its discretion), the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Brand Metrics, (b) Earnings, (c) Member Metrics, (d) Revenue, and (e) Total Shareholder Return. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against other objective metrics, and/or against another company, companies or an index or indices), (4) with respect to equity, assets or human resources of the Company, (including, for example, on a per-share or per-capita basis), (5) against the performance of the Company as a whole or a specific business unit(s) (including acquired business units), business segment(s) or product(s) of the Company, (6) on a pre-tax or after-tax basis and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP basis. For example, but not by way of limitation, the Committee could determine that bonuses will be earned for a Performance Period for the achievement of goals for Earnings calculated before interest, taxes, depreciation and amortization (in other words, EBITDA). As another example, the Committee could determine that bonuses will be earned for a Performance Period for the achievement of goals for Earnings divided by the number of shares of Company common stock that are outstanding (in other words, earnings per share or EPS). Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers, acquisitions and/or dispositions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.
2.19 “Performance Period” means any period of not shorter than a consecutive Fiscal Quarter or longer than three Fiscal Years (or twelve (12) consecutive Fiscal Quarters), as determined by the Committee in its sole discretion.
2.20 “Product Metrics” means objective and measurable goals for the design, creation or introduction of products, for example (but not by way of limitation), with respect to design specifications or requirements, market penetration and/or that do not exceed specified defect levels.

2.21 “Revenue” means net revenue.
2.22 “Section 16 Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
2.23 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder, as they may be amended or modified from time to time.
2.24 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a dollar amount, or a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3.
2.25 “Termination of Employment” means a cessation of the employee-employer relationship between an executive and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.
2.26 “Total Shareholder Return” means the total return (change in share price, including treatment of dividends as determined by the Committee) of a share of the Company’s common stock.

SECTION 3 OF PARTICIPANTS AND DETERMINATION OF AWARDS
3.1 Selection of Participants. The Committee, in its sole discretion, shall select the executives of the Company who shall be Participants for the Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become executives during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an executive who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.
3.2 Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goal(s) for the Participants for the Performance Period. Each Participant’s Performance Goal(s) shall be determined by the Committee and set forth in writing. The Committee, in its discretion, may adjust any Performance Goal (or actual performance versus the Performance Goal) for the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs, provided that any such adjustment is intended not to jeopardize the qualification of an Actual Award as performance-based compensation under Code Section 162(m).
3.3 Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.
3.4 Determination of Payout Formula. The Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Actual Award, if any, payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) to the extent determined by the Committee, provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award(s) under the Plan exceed his or her Maximum Award for the applicable Fiscal Year.
3.5 Date for Determinations. The Committee shall make all determinations under Sections 3.1 through 3.4 on or before the Determination Date.
3.6 Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee, subject to the following. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce (but not increase) the Actual Award payable to any Participant below the amount that otherwise would be payable under the Payout Formula, and (b) determine whether or not a Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant Section 4.2 below.
SECTION 4
PAYMENT OF AWARDS
4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
4.2 Timing of Payment. Payment of each Actual Award shall be made after the end of the Performance Period during which the Actual Award was earned but no later than sixty (60) days after the end of the Fiscal Year in which such Performance Period ended. Notwithstanding the preceding, if it is impossible or infeasible for the Committee to certify the results for a Performance Period under Section 3.6 before the standard payment deadline described in the preceding sentence (for example, but not by way of limitation, due to the unavailability of financial information), the payment deadline shall be extended until thirty (30) days after certification, subject to the following: (a) the Company and the Committee must have used their good faith reasonable efforts to cause certification to occur before the standard payment deadline, (b) the Committee must certify the results as soon as administratively practicable, and (c) payment will be made only to Participants who do not incur a Termination of Employment before the date on which the Actual Award is paid.
4.3 Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.
4.4 Payment in the Event of Death or Disability. If a Participant dies, or is determined to have a Disability, prior to the payment of an Actual Award that was scheduled to be paid to him or her prior to death, or the determination of a Disability, for a prior Performance Period, the Award shall be paid, in the case of death, to his or her estate, and in the case of Disability, to the Participant or any other person authorized under applicable law.
4.5 Compensation Recovery Policy. The Committee, in its sole discretion, may require Participant to forfeit, return or reimburse to the Company all or a portion of any Actual Award received in accordance with any then-effective Company compensation clawback or recovery policy, as may be established or amended from time to time. Any such policy generally shall be intended to apply substantially equally to all officers of the Company, except as the Committee (or the Board or a committee of the Board, as determined by the Board), in its discretion, determines is reasonably necessary or appropriate to comply with applicable laws.
SECTION 5
ADMINISTRATION
5.1 Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which executives shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by executives who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.
5.3 Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only to the extent that the delegation would not jeopardize the qualification of an Actual Award as performance-based compensation under Code Section 162(m).
5.5 Tax Withholding. The Company shall withhold all applicable taxes and any other required amounts from any payment, including (but not limited to) any federal, Federal Insurance Contributions Act (FICA), state, and local taxes.
SECTION 6
GENERAL PROVISIONS
6.1 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.
6.2 Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.4092(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant. However, unless explicitly determined otherwise in writing by the Committee, in no event will the Company or any Affiliate pay or reimburse any Participant for any taxes or other costs that may be imposed on the Participant as a result of Section 409A or any other section of the Code or other tax rule or regulation.
6.3 Participation. No individual shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.
6.4 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, sale, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.5 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.
6.6 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or trust, by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.
6.7 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and, unless otherwise expressly determined by the Committee, shall comply with the requirements of Section 409A.
6.8 Governing Law. The Plan and all award agreements shall be construed in accordance with and governed by the laws of the State of Delaware, excluding its conflicts of laws provisions.
SECTION 7
AMENDMENT AND TERMINATION
7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that unless otherwise explicitly determined by the Committee, any amendment that is expected to negatively affect the Plan’s intended qualification under Code Section 162(m) shall be subject to stockholder approval.